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For:   MELAMINE CHEMICALS, INC.           Contact:   RON COMO & ASSOCIATES, INC.
       P.O. Box 748                                  74 Trinity Place
       Donaldsonville, LA  70346                     New York, NY  10006
       Fred Huber, President & CEO                   Telephone:  (212) 227-3010
       Wayne D. DeLeo, Vice President & CFO
       Telephone:  (504) 473-3121                    September 8, 1997
                                                     Immediate Release


DONALDSONVILLE, LOUISIANA, SEPTEMBER 8, 1997--On September 8, 1997, Melamine Chemicals, Inc. (NASDAQ-MTWO) announced that it has temporarily reduced its melamine production due to equipment repairs being performed by its primary raw materials supplier, Triad Nitrogen Inc., a wholly-owned subsidiary of Mississippi Chemical Corp. Triad Nitrogen, which supplies urea and ammonia to Melamine Chemicals, has temporarily reduced the amount of raw materials it is able to supply the Company. Consequently, the Company expects that first quarter production will be approximately seven million pounds below normal levels, resulting in a substantial reduction in first quarter earnings. The repairs at Triad Nitrogen are expected to be completed by the end of October 1997, and Melamine Chemicals anticipates returning to full production levels shortly thereafter.

         Melamine Chemicals, Inc. is engaged in the production and marketing of melamine. The Company is also active in the development of new melamine process and application technology. The Company is one of only two producers of melamine in North America and one of the three largest producers worldwide.